UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

 Date of Report (Date of Earliest Event Reported):   March 6, 2006

KFX INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-23634	84-1079971
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

55 Madison Street, Suite 500 Denver, Colorado		80206
(Address of principal executive offices)		(Zip Code)

(303) 293-2992
(Registrant’s telephone number, including area code)

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1.  Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement

            On March 6, 2006, KFx Inc. (the “Company”) entered into a Share Purchase Agreement (the “Agreement”) with Keller Group, Inc. to acquire its wholly owned subsidiary, Buckeye Industrial Mining Co.  The total purchase price of $37.5 million consists of 118,822 shares of common stock valued at $2.5 million and $35 million in cash.

            The above description of the material terms of the Agreement is not a complete statement of the parties’ rights and obligations.  The above statements are qualified in their entirety by reference to the Agreement, a copy of which will be filed as an exhibit to our next periodic report.

Section 5.  Corporate Governance and Management

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

            On March 6, 2006, the Company announced the election of Robert J. Clark to its Board of Directors.  The Company expects to assign Mr. Clark to the Audit Committee of the Board.  Further, Mr. Clark has not been involved in any transactions with management as that term is defined in Item 404(a) of Regulation S-K, nor is there any arrangement or understanding pursuant to which he was selected as a director.  The appointment of Mr. Clark increases the size of KFx’s Board of Directors to 12.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KFx Inc.

Date: March 9, 2006	By:	/s/ Kevin R. Collins
Kevin R. Collins
Executive Vice President Finance & Strategy and Chief Financial Officer